Exhibit 5.1

April 29, 2022

PureCycle Technologies, Inc.

5950 Hazeltine National Drive, Suite 650

Orlando, Florida 32822

Re:	Registration Statement on Form S-3 filed by PureCycle Technologies, Inc.

Ladies and Gentlemen:

We have acted as counsel for PureCycle Technologies, Inc., a Delaware corporation (the “Company,” previously known as Roth CH Acquisition I Co. Parent Corp.), in connection with the registration for resale from time to time by certain of the Company’s stockholders of up to an aggregate of 33,132,056 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), consisting of (i) 31,438,253 shares of Common Stock currently outstanding (the “Shares”) and (ii) up to 1,693,803 shares of Common Stock (the “Earnout Shares”) that may become issuable upon the achievement of certain earnout provisions pursuant to an agreement and plan of merger (the “Merger Agreement”), dated as of November 16, 2020, by and among the Company, Roth CH Acquisition I Co., Roth CH Merger Sub Corp., Roth CH Merger Sub LLC, and PureCycle Technologies LLC, in each case as contemplated by the Company’s Registration Statement on Form S-3 to which this opinion is filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”). The Shares and the Earnout Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Shares are validly issued, fully paid and non-assessable.

2.	The Earnout Shares, when issued and delivered in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

In rendering the foregoing opinions, we have assumed that the resolutions authorizing the Company to issue and deliver the Earnout Shares pursuant to the Merger Agreement by the Company’s Board of Directors (or an authorized committee thereof) will be in full force and effect at all times at which such Earnout Shares are issued and delivered by the Company, and the Company will take no action inconsistent with such resolutions. Further, with respect to the Earnout Shares, we have assumed that the Earnout Shares will be issued only upon achievement of all applicable earnout provisions set forth in the Merger Agreement.

PureCycle Technologies, Inc.
April 29, 2022

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day